SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 14, 2000



                           UNITED ROAD SERVICES, INC.
             (Exact name of Registrant as specified in its charter)



             Delaware                    000-24019                94-3278455
  (State or Other Jurisdiction of       (Commission             (IRS Employer
          Incorporation)                File Number)         Identification No.)



         17 Computer Drive West, Albany, New York        12205
         (Address of Principal Executive Offices)    (Zip Code)


        Registrant telephone number, including area code: (518) 446-0140


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Item 5.  Other Events

         On April 14, 2000, the Company entered into a Stock Purchase Agreement (the "KPS Agreement") with Blue Truck Acquisition, LLC ("Blue Truck"), a Delaware limited liability company affiliated with KPS Special Situations Fund, L.P. ("KPS") for the sale of shares of Series A Preferred Stock to Blue Truck for an aggregate purchase price of $25 million (the "KPS Transaction"). Holders of Series A Preferred Stock are entitled to cumulative dividends of 5.5% per annum for six years after the closing date of the KPS Transaction and 5% per annum thereafter payable, until 2005, either in cash or in shares of the Company's Series B Participating Convertible Preferred Stock (the "Series B Preferred Stock") at the option of the Company. After 2005, dividends are payable only in cash. The obligation to pay dividends terminates in 2008, or earlier if the Company's common stock trades above a specified price level.

         The Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") are both convertible into the Company's common stock at any time at the option of the holder. The per share conversion price for the Series A Preferred Stock is generally the lesser of $2 or the average closing price of the common stock for the 30 trading days prior to closing of the KPS Transaction (the "Thirty Day Average"). However, if the Thirty Day Average is greater than or equal to $0.84 and less than or equal to $1, the conversion price will be $1, and if the Thirty Day Average is less than $0.84, the conversion price will be 120% of the Thirty Day Average. The Series B Preferred Stock is identical in all respects to the Series A Preferred Stock except that its conversion price is 15% lower than the conversion price of the Series A Preferred Stock. The Preferred Stock automatically converts into common stock upon the occurrence of certain business combinations, unless the holders elect to exercise their liquidation preference rights.

         Upon consummation of the KPS Transaction, the Company has agreed to pay KPS Management LLC, an entity affiliated with KPS, a one-time transaction fee of $2.5 million and to reimburse Blue Truck for its actual reasonable fees and expenses in connection with negotiation and performance of the KPS Agreement. The Company has also agreed to pay KPS Management LLC an annual management fee of $1 million initially, which may be lowered to $500,000 and then to zero based upon the amount of Preferred Stock held by Blue Truck and its permitted transferees. The holders of Preferred Stock have the right to designate six members of the Company's Board of Directors, which constitutes a majority, for so long as Blue Truck and its permitted transferees continue to own specified amounts of Preferred Stock. At lower levels of ownership, holders of Preferred Stock will be entitled to appoint three directors, one director, or no directors.

         In connection with the KPS Transaction, the Company and Charter URS LLC ("Charterhouse") have agreed that the Company's 8% Convertible Subordinate Debentures due 2008 (the "Charterhouse Debentures") will be redeemable at par plus accrued interest under certain circumstances. Charterhouse also agreed to waive its right to require the Company to redeem the Charterhouse Debentures at 106.25% of the aggregate principal amount of the Debentures upon consummation of the KPS Transaction. Charterhouse has also agreed to waive certain corporate governance rights that existed under its Investor's Agreement with the Company in connection with the KPS Transaction. In connection with these tranactions, Charterhouse will receive a transaction fee of $750,000.

         Consummation of the KPS Transaction is subject to a number of conditions, including approval of the Company's stockholders and the availability at closing of a refinancing or replacement of the Company's current credit facility providing for at least $25 million of borrowing capacity in addition to the amounts currently outstanding under the credit facility. There can be no assurance that these conditions will be satisfied, or that the KPS Transaction, the refinancing of the credit facility, or the restructuring of the Charterhouse Debentures will be consummated.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 17th day of April, 2000.

UNITED ROAD SERVICES, INC.



By:    /s/ Gerald R. Riordan
     --------------------------------
     Name:  Gerald R. Riordan
     Title: Chief Executive Officer


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                                INDEX TO EXHIBITS

10.1 Stock Purchase Agreement, dated as of April 14, 2000, between United Road Services, Inc. and Blue Truck Acquisition, LLC.